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                                                                   EXHIBIT 99.1

                      [LETTERHEAD OF ARV ASSISTED LIVING]

NEWS RELEASE

                  ARV ASSISTED LIVING ANNOUNCES APPOINTMENT OF
                     HOWARD PHANSTIEL AS CHAIRMAN, CEO AND
                       LAWRENCE MURPHY AS PRESIDENT, COO

COSTA MESA, CA (DECEMBER 8, 1997) -- ARV Assisted Living, Inc. (ASE:SRS) announced today that the Company's Board of Directors has approved the appointment of Howard G. Phanstiel as Chairman of the Board of Directors and Chief Executive Officer, and Lawrence B. Murphy as President and Chief Operating Officer. Mr. Phanstiel will join the Company's Board of Directors. The appointments, which are effective immediately, replace John J. Rydzewski and John A. Booty, who were serving as interim Chairman of the Board and interim President and Chief Executive Officer, respectively. Both Mr. Rydzewski and Mr. Booty will continue to serve as outside directors of the Company.

Mr. Rydzewski, former interim Chairman of ARV, said, "In Howard Phanstiel and Larry Murphy, we have found two of the most experienced, visionary leaders in health and senior living today. Howard has more than 20 years' experience in senior health and financial services positions. Larry, who Howard helped us to recruit, has spent the last 15 years at Marriott, most recently overseeing its rapid expansion into senior living. We are delighted to have on board two senior executives who have played leadership roles at respected public companies, and are fully confident that they will lead ARV to similar success."

Prior to joining ARV, Mr. Phanstiel, 49, was Executive Vice President at Wellpoint Health Networks, Inc., a large managed care company in Los Angeles and parent of Blue Cross of California. From 1994 to 1997, Mr. Phanstiel was head of finance and information systems, responsible for the managed care company's corporate development, strategic planning, finance, actuarial services, facilities management and information technology nationwide. While there, he played a prominent role in overseeing the company's transition to a national Fortune 300 public company. Mr. Phanstiel also played a leading role in completing a $3.5 billion recapitalization of the company; in executing two major indemnity company acquisitions, which doubled revenues and employees; and in managing its $2.7 billion investment portfolio.

Previously, Mr. Phanstiel was Chairman and Chief Executive Officer at Prudential Bache International Bank, where he was responsible for launching the Bank's global private banking business and for integrating it with Prudential Securities' international brokerage operations. He also served as Managing Director of Prudential Securities, Inc. and was a Member of the Board of Prudential Bache Securities, Inc. Before that, Mr. Phanstiel held a variety of senior management positions in federal and state agencies and leading public operating companies, including Citibank, Marine Midland Bank, Sallie Mae, the U.S. Department of Health, Education & Welfare, and the Bureaus of Budget for Illinois and Wisconsin. Mr. Phanstiel earned an M.P.A. from the Maxwell School of Public Administration at Syracuse University in 1971, and B.A. in Political Science from Syracuse in 1970.

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Prior to joining ARV, Mr. Murphy, 39, was Senior Vice President at Marriott
Senior Living Services, a $550 million subsidiary of Marriott International, Inc., a global provider of lodging, food and hospitality services. At Marriott, Mr. Murphy was an integral part of the senior management team, responsible for all operations of the senior living services division. While he had these responsibilities, Marriott successfully increased its total number of senior living communities by 500%. Earlier this year, Mr. Murphy also played a leading role in the $605 million acquisition of Forum Group, Inc., a leading provider of senior care facilities. The Marriott senior living division now includes 95 communities.

Previously, Mr. Murphy held a broad array of management positions at Marriott, including serving as general manager of the Washington Marriott Hotel, as well as a Vice President of operations and service development. Mr. Murphy began his operations career with Flautt & Mann Properties, a Memphis-based hotel company. Mr. Murphy received a B.S. in hotel administration from Cornell University in 1981.

ARV Assisted Living also announced that in order to make a seat available for Mr. Phanstiel, James M. Peters has resigned from the ARV Board of Directors. Mr. Rydzewski said of Mr. Peters, "Jim Peters' efforts over the past two years in helping ARV become one of the leading assisted living companies in the country were significant. While his decision to help expedite the Company's transition to new leadership by offering his resignation early is appreciated, he will be missed. We all wish him the best in the future."

ARV also announced today initiatives to enhance the Company's strategic position and the pursuit of its strategic plan to be the preeminent public company within the $12 billion assisted living industry. The Board of Directors of ARV has approved:

        o The rescheduling of the Company's Annual Meeting of Shareholders to January 28, 1998. This will enable shareholders to vote on, among other things, the expansion of the Board of Directors from nine to ten seats and the election of Mr. Murphy to the Board of Directors. A new record date for the Annual Meeting has been set for December 18, 1997; and

        o The optional redemption of the $60 million principal amount of 6.75% Convertible Subordinated Notes due 2007 (the "Notes") held by Prometheus Assisted Living LLC ("Prometheus"), an affiliate of Lazard Freres Real Estate Investors LLC ("LFREI"). Per the terms of the Notes, the redemption was made in common stock of ARV Assisted Living. Including the 23.214% optional redemption premium and accrued interest to date, this results in the issuance of 4.3 million shares at $17.25 per share. As a result, Prometheus currently owns approximately 6.2 million common shares of ARV, representing approximately a 39.1% ownership stake in the Company.
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Mr. Howard Phanstiel, Chairman and Chief Executive Officer of ARV Assisted
Living, Inc., said, "The changes announced today position the Company for future growth and profitability and reaffirm the Company's commitment to maximizing shareholder value through our strategic relationship with Prometheus. We are gratified by LFREI's continued vote of confidence in our strategy to be the preeminent national provider of assisted living services. We will continue to look forward for ways to create value for all of ARV's shareholders."

Mr. Lawrence Murphy, President and Chief Operating Officer of ARV Assisted Living, Inc., said, "ARV is uniquely positioned to capitalize on the enormous growth potential of the assisted living industry. Due to demographic changes, there is growing demand for housing in an aging population and ARV is one of the nation's largest providers of assisted living services to the country's burgeoning senior population. With our management team in place and a strong balance sheet, ARV is ready, willing and able to thrive in this industry."

Robert P. Freeman, President of LFREI, said, "We are committed to our relationship with ARV. The new leadership at ARV, as well as the recently announced proposed alliance with Kapson Senior Quarters Corp., has great potential for all ARV shareholders. We look forward to working with Mr. Phanstiel and Mr. Murphy to continue our efforts to build upon ARV's strong position in the marketplace."

On October 28, 1997, ARV announced that it issued to Prometheus Assisted Living LLC, an affiliate of LFREI, $60 million of 6.75% Convertible Subordinated Notes due 2007. On October 2, LFREI and ARV announced an expected strategic alliance between ARV and Kapson Senior Quarters Corp. (NASDAQ:KPSQ), the largest operator of assisted living facilities in the Northeast United States, following the proposed purchase by an affiliate of LFREI of substantially all of the outstanding shares of Kapson.

ARV Assisted Living, Inc., formerly American Retirement Villas, founded in 1980, is one of the largest operators of assisted living communities in the nation. The Company operates 49 communities containing approximately 6,300 units in 11 states. It has six communities containing 756 units under construction in California, Florida, Massachusetts and Nevada.

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Note:  Photographs of Howard Phanstiel and Lawrence Murphy are available upon request.

CONTACTS:
    ARV Assisted Living, Inc.               The Abernathy MacGregor Group Inc.
    Director of Investor Relations          Dan Katcher/Matt Sherman
    Mitch Gellman                           (212) 371-5999
    (714) 435-4322